Exhibit 4.2

TAMBO GRANDE MINING PROJECT


                     OPTION AGREEMENT FOR THE INCORPORATION

                               OF A STOCK COMPANY











CEPRI-MINERO PERU S.A. - CENTROMIN PERU S.A.

Lima, May 17 , 1999


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                                                                               2


                                TABLE OF CONTENTS

Introduction

Clause One:        Background

Clause Two:        Definitions

Clause Three:      Purpose

Clause Four:       Term of the Option

Clause Five:       Feasibility Study

Clause Six:        Financing Plan

Clause Seven:      Supervision of Agreement

Clause Eight:      Requirements for exercising the Option

Clause Nine:       Representations and Warranties of the Optionee

Clause Ten:        Representations and Warranties of Minero Peru

Clause Eleven:     Environment

Clause Twelve:     Assignment of Contractual Position

Clause Thirteen:   Force Majeure

Clause Fourteen:   Governing Law and Domicile

Clause Fifteen:    Interpretation of the Agreement

Clause Sixteen:    Arbitration

Clause Seventeen:  Termination of the Agreement

Clause Eighteen:   Arbitration

Clause Nineteen:   Termination of the Agreement

Clause Twenty:     Elements and Conditions of the Agreement for the
                   Incorporation of a Stock Company


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                                                                               3


                            TRANSFER OPTION AGREEMENT

To the Notary,

Kindly enter in your Register of Public Deeds, one evidencing an Option Agreement for the Incorporation of a Stock Company to conduct mining activities in the concessions which make up the Tambo Grande Mining Project, granted by Empresa Minera del Peru S.A. (hereinafter MINERO PERU), with Taxpayer's Registration Number 10009561, with registered address at Av. La Poesia 155, San Borja, Peru, acting by and through its General Manager, Engineer Angel ALVAREZ ANGULO, identified by Voter Registration Card 07276927, in accordance with a Power of Attorney registered on Entry No. 02007339 of the Register of Bodies Corporate of the Lima and Callao Registry Office, duly authorized by Board of Directors Resolution of April 29, 1999; in favor of Manhattan Minerals Corp. (hereinafter "the OPTIONEE"), acting by and through Dr. Miguel GRAU MALACHOWSKI, identified by Voter Registration Card No. 08243249, and Dr. Juan Carlos ESCUDERO VELANDO, identified by Voter Registration Card No. 08273043, with domicile at Av. Santa Maria 110-140, Miraflores, in accordance with a Power of Attorney registered in Entry 1., Card 16301 of the Register of Individuals and Bodies Corporates and Mandates of the Mining Registry.

The Agreement is made under the following terms and conditions:

CLAUSE ONE:     BACKGROUND
----------

1.1 Supreme Decree 019-78-EM/DGM of November 22, 1978 declared an area of 100 Km2 in the District of Tambo Grande, Province and Department of Piura, a National Reserve Area for a period of five (5) years, assigning it to the Institute of Geology and Mining - INGEOMIN for the purposes of performing prospecting and exploration works jointly with Bureau de Recherches Geologiques et Min1&res of France (hereinafter BRGM).

1.2 Decree Law 22672 declared the national need to explore and develop the area referred to in Supreme Decree 019-78-EM/DGM of November 22, 1978.

1.3 Supreme Decree 021-79-EM/DGM of September 10, 1979, approved the Base Agreement entered into by and between the Ministry of Energy and Mines
     (MEM) and BRGM, with the purpose of prospecting, exploring and eventually developing the Tambo Grande area, District of Tambo Grande, Province and
     Department of Piura, on the basis of a pre-feasibility study to be conducted by BRGM.

1.4 Supreme Decree 016-81-EM/SG of July 3, 1981 approved the Additional Agreement amending the Base Agreement. Among other purposes, this amendment changed the contributions of the parties and provided for the preparation of a feasibility study of the Tambo Grande deposit through a Special Mining Company to be incorporated by MINERO PERU and COFRAMINES, to which BRGM had assigned all its rights, interests and obligations.

1.5 At the request of MINERO PERU, Government's Special Rights were constituted over the area referred to in Point 1.1 above, by Ministerial Resolution 352-81EM/SG of


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                                                                               4


     August 25, 1981, assigning these special mining rights to MINERO PERU for the sole purposes related to the Base Agreement and the Additional Agreement.

1.6 Pursuant to provisions of Article 5.1 of the Base Agreement and Point 5c of the Background and Prior Formalities of the Additional Agreement to the Base Agreement, the Tambo Grande Special Rights assigned to MINERO PERU were to be made available, by Contract, to the Special Mining Company to be incorporated by MINERO PERU and COFRAMINES in order to undertake the exploration works and the Feasibility Study.

1.7 Law 25284 of November 30, 1990 declared as a national need, the exercise of mining activities in the Tambo Grande Special Rights, which were constituted and assigned to MINERO PERU. It also authorized BRGM and/or entities or companies to which BRGM may assign its rights and obligations in the Tambo Grande project, to participate in the aforesaid project.
     Article 7 of the said law provided for the transfer of the Government's Special Rights on the Tambo Grande polymetallic deposit, to the Regional Government of the Grau Region.

1.8 On February 26, 1996, COFRAMINES formalized the reversion in favor of BRGM, of the rights assigned by the latter.

1.9 Through a letter dated November 8, 1996, BRGM requested that a Ministerial Resolution be issued approving the assignment of all its rights in the Tambo Grande Project to BRGM S.A.

1.10 According to the letter referred to in Point 1.9 above, the petition made by BRGM was considered to be a request for the assignment of its contractual position in the Base Agreement and Additional Agreement referred to in Points 1.3 and 1.4 hereof, respectively, involving the assignment of its interests and responsibilities to BRGM S.A., except for the Government's Special Rights, now known as Tambo Grande Mining Concessions.

1.11 Ministerial Resolution 047-97-EM/SG of February 12, 1997, approved the assignment of the contractual position undertaken by BRGM in favor of BRGM S.A., stipulated by the Base Agreement and the Additional Agreement referred to in Points 1.3 and 1.4 of the said Ministerial Resolution, involving interests and responsibilities in the Tambo Grande Project, but excluding the transfer of the Tambo Grande Mining Concessions, transferred to the Regional Government of the Grau Region, in accordance with Article 7 of Law 25284.

1.12 Through resolution adopted on December 1, 1998, the Private Investment Promotion Commission (COPRI) approved the Private Investment Promotion Plan for the Tambo Grande Mining Project. Said resolution was confirmed by Supreme Resolution N(degree) 149-98-EM dated December 31, 1998.

1.13 Pursuant to Article 20 of Legislative Decree 674, through resolution adopted on December 1, 1998, COPRI approved to order the Provisional Regional Administration Council of Piura to transfer the Tambo Grande mining concessions mentioned in Point


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                                                                               5


     3.2 below, to MINERO PERU. Said transfer was formalized through Public Deed dated March 1, 1999, granted before Dr. Miguel Zuniga Jimenez, Notary Public in and for Piura, and was registered in Entry 2 of Books 012291, 12292, 012299, 012300, 12301, 12302, 12303, 012304, 012305 and 012306 of
     the Public Registry of Trujillo.

1.14 Through resolutions adopted on the meetings of January 19 and January 26, 1999, the Special Privatization Committee of MINERO PERU (CEPRI MINERO
     PERU) and the Private Investment Promotion Commission (COPRI), respectively, approved the assignment of the contractual position of BRGM S.A. in favor of Manhattan Minerals Corp. with respect to the agreements referred to in Points 1.3 and 1.4 above, as well as the Option Agreement for the Incorporation of a Stock Company and its Annex, the Agreement for the Incorporation of a Stock Company.

     COPRI agreed that the aforementioned approval would be formalized through a Supreme Decree, for which purpose, and as stipulated in Article 71 of the Constitution, Manhattan Minerals Corp. should first obtain the authorization to acquire the Mining Concessions since they were located within 50 km. of the border.

1.15 On February 5, 1999, Manhattan Minerals Corp. requested the aforementioned authorization from the Ministry of Energy and Mines and on May 7, 1999, Supreme Decree 014-99-EM was published, which declared the need to invest in mining activities in the Mining Concessions and authorized Manhattan Minerals Corp. to acquire the Mining Concessions from MINERO PERU S.A.

1.16 On May 15, 1999, Supreme Decree 015-99-EM was published, which approved the Option Agreement for the Incorporation of a Stock Company and its Annex, the Agreement for the Incorporation of a Stock Company, to be entered into by and between Manhattan Minerals Corp. and MINERO PERU S.A., already approved by CEPRI MINERO PERU and COPRI as indicated in point 1.14 above.

CLAUSE TWO:     DEFINITIONS
----------

2.1 Mining Concessions: All those referred to in Points 3.2 of the Agreement with no exceptions whatsoever, and which comprise the Tambo Grande Mining Project.

2.2 Agreement of Incorporation of a Stock Company: This is the Agreement for the Incorporation of a Stock Company, whereby EMTG is incorporated, which corporate purpose and objective will be the development of the Tambo Grande Mining Project. This agreement is included as Annex A hereof.

2.3  Option  Agreement  for the  Incorporation  of a Stock Company or Agreement:
     This document, including Annex A.

2.4  Agreements: Those referred to in Clause One, Points 1.3 and 1.4.

2.5 Supreme Decree: The Supreme Decree issued by the Peruvian Government, which approves this Agreement.


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                                                                               6


2.6 EMTG: Empresa Minera Tambo Grande S.A., to be incorporated pursuant to the Agreement for the Incorporation of a Stock Company in the event that the OPTIONEE exercises the option referred to in the Agreement.

2.7 Feasibility Study: Document prepared by the OPTIONEE as a result of exploration work conducted and studies carried out in the Mining Concessions which make up the Tambo Grande Mining Project. This study will be useful in determining whether or not the OPTIONEE. will exercise the option and proceed with the development of the Project. The Feasibility Study will be prepared in accordance with Clause Five hereof.

2.8 Financing Plan: This is the document which supports the manner in which the OPTIONEE will obtain and dispose of the funds necessary for the development of the Project. This document will be prepared in accordance with Clause Six hereof.

2.9  Parties: MINERO PERU and the OPTIONEE.

2.10 Tambo Grande Mining Project or Project: The Tambo Grande Mining Project consisting of the undertaking of the necessary studies and the construction of the required infrastructure in accordance with the Feasibility Study, for the development of the Mining Concessions.

CLAUSE THREE:   PURPOSE
------------

3.1 MINERO PERU hereby grants to the OPTIONEE an option to celebrate the Agreement of Incorporation of a Stock Company to be named EMTG, with the purpose of undertaking the development of the Tambo Grande Mining Project. The right to exercise the option shall be subject to compliance of the terms hereof.

3.2 The Mining Concessions which make up the Tambo Grande Mining Project are registered in the name of MINERO PERU in the Mining Registry of the Trujillo Regional office, with the following details:

--------------------------------------------------------------------------------
|Name of Concession |      Code   |    Area   | Registration in Mining Registry|
|-------------------|-------------|-----------|--------------------------------|
|                   |             |           |      Entry   |    Volume       |
|                   |             |   (Ha)    |              |                 |
|-------------------|-------------|-----------|--------------|-----------------|
|Tambo Grande 1     |  610070-A   |           |     002      |            01230|
|                   |             |   1000    |              |    6            |
|-------------------|-------------|-----------|--------------|-----------------|
|Tambo Grande 2     |  610070-B   |           |     002      |            01230|
|                   |             |   1000    |              |    5            |
|-------------------|-------------|-----------|--------------|-----------------|
|Tambo Grande 3     |  610070-C   |           |     002      |            01230|
|-------------------|-------------|-----------|--------------|-----------------|
|                   |             |   1000    |              |    4            |
|-------------------|-------------|-----------|--------------|-----------------|
|Tambo Grande 4     |  610070-D   |           |     002      |            01230|
|-------------------|-------------|-----------|--------------|-----------------|
|                   |             |   1000    |              |    3            |
--------------------------------------------------------------------------------


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|-------------------|-------------|-----------|--------------|-----------------
|Tambo Grande 5     |  610070-E   |           |     002      |            01230|
|                   |             |   1000    |              |    2            |
|-------------------|-------------|-----------|--------------|-----------------|
|Tambo Grande 6     |  610070-F   |           |     002      |            01230|
|                   |             |   1000    |              |    1            |
|-------------------|-------------|-----------|--------------|-----------------|
|Tambo Grande 7     |  610070-G   |           |     002      |            01230|
|                   |             |   1000    |              |    0            |
|-------------------|-------------|-----------|--------------|-----------------|
|Tambo Grande 8     |  610070-H   |           |     002      |            01229|
|                   |             |   1000    |              |    1            |
|-------------------|-------------|-----------|--------------|-----------------|
|Tambo Grande 9     |  610070-1   |           |     002      |            1229 |
|                   |             |   1000    |              |    2            |
|-------------------|-------------|-----------|--------------|-----------------|
|Tambo Grande 10    |  610070-J   |           |     002      |            1229 |
|                   |             |   1000    |              |    9            |
|-------------------|-------------|-----------|--------------|-----------------|
|Total Area         |             |   10000   |              |
--------------------------------------------------------------------------------

3.3 The Mining Concessions referred to in Point 3.2 above shall be contributed by MINERO PERU to EMTG as stipulated in the Agreement of Incorporation of a Stock Company.

     The valuation of the Mining Concessions contributed shall be made taking into account the market value of Mining Concessions with similar characteristics in Peru, as at the date of the exercise of the option, and the Feasibility Study, and shall be made according to international standards generally accepted for mining concessions valuation procedures.

3.4 MINERO PERU is the owner of existing studies related to the Mining Concessions as at the date of execution of the Agreement.

     MINERO PERU hereby agrees to submit the said studies on the date of the execution of the Agreement so that they may be taken into account, if applicable, in the design and preparation of the Feasibility Study.

3.5 As prescribed in the Agreement of Incorporation of a Stock Company, the OPTIONEE hereby agrees to contribute to EMTG, the Feasibility Study and Financing Plan stipulated in Clauses Five and Six of the Agreement, respectively.

     The valuation of the Feasibility Study and Financing Plan shall take into consideration any costs incurred by the OPTIONEE while performing the above-mentioned studies.


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CLAUSE FOUR:    EXERCISE AND TERM OF THE OPTION
-----------

4.1  The  option  referred  to in Point 3 .1 shall be subject to a term of three
     (3) years, counted as from the date of execution of the Agreement.

     During the term stipulated in the preceding paragraph, the OPTIONEE, either directly or through its Peruvian subsidiary, is authorized by MINERO PERU to undertake exploration activities and technical studies in the Mining Concessions which make up the Tambo Grande Mining Project described in Point 3.2 above. To this effect, the OPTIONEE shall have the responsibility for negotiating with landowners. MINERO PERU hereby agrees to cooperate with whatever may be necessary to allow the OPTIONEE to have access and use of the land.

     Furthermore, the OPTIONEE, or its Peruvian subsidiary, may extract as much mineral as it may consider convenient in order to carry out the tests necessary for the undertaking of the studies that would lead to determining and measuring the exploitation facilities. To this effect, it may install a pilot plant for the treatment of the said mineral.

4.2 The OPTIONEE may exercise its option rights at any time within the term prescribed in Point 4.1 above, and must communicate its decision to MINERO PERU by notarial letter, enclosing seven (7) copies of the Feasibility Study and Financing Plan, written in the Spanish language, together with the information prescribed in Point 4.9 below.

     The exercise of the option shall be subject to the condition that the OPTIONEE complies with the requirements outlined in Clause Eight hereof.

4.3 The OPTIONEE may waive its right to the option at any time within the term stipulated in Point 4.1. In this case, the OPTIONEE hereby agrees to communicate its decision to MINERO PERU by notarial letter, subject to the provisions of Points 4.4 and 4.5 below.

4.4 As from the time when the communication referred to in Point 4.3 is received by MINERO PERU, the Agreement shall be considered automatically terminated and the Parties and the Peruvian Government will thus be free from any and all commitments and obligations deriving both from the Agreement and the prior Agreements.

     The OPTIONEE shall have sixty (60) days from the date of the communication referred to in Point 4.4, to remove all equipment, machinery, material and all other elements which may be movable or removable and which it may have used during the execution of the Agreement, whether its property or that of third parties.

     Furthermore, the OPTIONEE shall deliver to MINERO PERU, free of any cost, all studies it may have undertaken up to that time, as well as any fixed installations that the OPTIONEE may have installed or built and which may not be removed without destructing or affecting the Mining Concessions; and it shall return all studies and documents received in accordance with the provisions of Point 3.4.


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                                                                               9


4.5 The OPTIONEE hereby commits to deliver to MINERO PERU the following documents corresponding to the area of the Mining Concessions and related areas, which may have been prepared in compliance with the obligations of the Agreement:

     (a) All geological, geophysical and metallurgical reports and feasibility studies;

     (b)  All  drill  cores,   petrographical   sections  and   certificates  of
          laboratory tests existing at MINERO PERU;

     (c) Topographical and cadastre plans, aerial photographs and similar items;

     (d) Any other necessary technical records which may be in the possession of the OPTIONEE and which are the property of MINERO PERU.

4.6 The provisions of Points 4.4 and 4.5 shall also be applicable in the event that the OPTIONEE does not exercise its option at the end of the three (3) year term of the option.

4.7 Any payments made by the OPTIONEE during the term of the Agreement, whatever their nature and use, as well as any expenses or investments incurred, shall not be reimbursed to the OPTIONEE by MINERO PERU or the Peruvian Government, under any circumstances whatsoever.

4.8 Once the option has been exercised by the OPTIONEE, the Parties must sign the preliminary deed and public deed enclosing the Agreement of Incorporation of a Stock Company within thirty (30) days following receipt of the communication referred to in Point 4.2 above.

4.9  At the same time it exercises the option,  the OPTIONEE  shall appoint four
     (4) regular members and four (4) alternate members to comprise the first Board of Directors, as well as the General Manager.

     On the other hand, within five (5) days following receipt of the communication referred to in Point 4.2 of the Agreement, MINERO PERU shall appoint one (1) regular member and one (1) alternate member to comprise the first Board of Directors. In the event that MINERO PERU does not appoint its regular member and alternate member within the prescribed term, the company shall be incorporated with the directors appointed by the OPTIONEE, leaving the appointment of the fifth director by MINERO PERU pending. To this effect, the parties hereby agree to convene the corresponding Shareholders, Meeting at the request of MINERO PERU.

CLAUSE FIVE:    FEASIBILITY STUDY
-----------

5.1 The OPTIONEE hereby agrees that during the term of the Agreement, directly or through its Peruvian subsidiary, and at its own cost and risk, it will prepare the Feasibility Study of the Project. In the preparation of the Feasibility Study, the OPTIONEE shall be subject to the minimum standards prescribed herein.


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                                                                              10


     The preparation of the Feasibility Study shall be the sole responsibility of the OPTIONEE.

     For the preparation of the Feasibility Study, the OPTIONEE shall hire an internationally renowned consulting firm selected from the list appearing in Point 5.4.

5.2 The Feasibility Study must determine the total investment required by EMTG for the development of the Project within a maximum period of four (4) years.

5.3 The Feasibility Study shall be prepared in accordance with international standards normally accepted by the mining industry, financial institutions, investors and regulators.

     The Feasibility Study must include the following information, which at least must be organized as set forth below:

     (a)  Introduction

     (b)  Executive Summary

     (c)  Mining and surface properties

     (d)  Geological resources

     (e)  Mining

     (f)  Metallurgy

     (g)  Accessory infrastructure and processing facilities

     (h)  Disposal of tailings

     (i)  Port facilities

     (j)  Energy

     (k)  Access roads

     (l)  External facilities

     (m)  Environmental assessment

     (n)  Technical commentary

     (o)  Capital costs

     (p)  Operating costs

     (q)  Execution plan


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                                                                              11


     (r)  Marketing

     (s)  Financial analysis

5.4 The Feasibility Study shall be prepared by one of the following consulting companies previously approved by MINERO PERU for these purposes:

     -    Bechtel Corporation

     -    Behre Dolbear & Company

     -    Fluor Daniel Wright

     -    Kilborn SNC-Lavalin Engineering

     -    Jacobs Engineering Group Inc., J.E. Mincorp

     -    Kvaerner Metals Davy Ltd.

     -    H.A. Simons Ltd.

     -    Steffen Robertson Kirsten

5.5 In the procurement of economic resources required for the preparation of the Feasibility Study, the OPTIONEE shall not, directly or indirectly, commit in any manner whatsoever, the Mining Concessions which make up the Tambo Grande Mining Project, or the natural resources of the said Mining Concessions.

CLAUSE SIX:     FINANCING PLAN
----------

6.1 Within the term prescribed in Point 4.1 above, with the participation of one of the consulting companies listed in Point 6.2 below, the OPTIONEE shall prepare, directly or through third parties and at its own cost, the Financing Plan that would make possible the development of the Project. The Financing Plan shall include the financial and economic aspects determined in the Feasibility Study and both must be delivered to MINERO PERU at the time the option is exercised.

6.2 The Financing Plan shall be prepared by the OPTIONEE with the assistance of one of the following consulting companies, which have been previously approved by MINERO PERU for these purposes:

     -    N.M. Rothschild & Sons

     -    CIBC Wood Gundy - Nesbit Burns

     -    First Marathon Securities


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                                                                              12


6.3 The Financing Plan shall be prepared in accordance with high quality international standards usually accepted in the mining industry, financial institutions and regulators. The Financing Plan shall take into consideration all regular and usual funding sources available, directly or through third parties, including but without being limited to loans, bonds, leasing, conditional sales, financing against production and future mineral sales.

6.4 The Financing Plan shall identify the sources to be selected for financing the development of the Project on the part of EMTG. All debts and obligations shall be assumed by EMTG and paid with its own funds and cash flows, and guaranteed by its assets. The Financing Plan shall determine real and personal guaranties to be granted by EMTG and/or its shareholders, with EMTG and/or its shareholders being under the obligation to ensure that they are duly constituted and formalized.

6.5 The Financing Plan shall determine the percentage of the investment for the development of the Project, that will be funded by capital contributions to be made by the OPTIONEE in favor of EMTG, and the percentage to be funded by third parties, in accordance with the Feasibility Study. Such percentage shall take into consideration the provisions of Point 9.14 of the Agreement of Incorporation of a Stock Company.

6.6 The Financing Plan to be prepared by the OPTIONEE shall reflect the optimum financing structure for the development of the Project, at least taking the following into consideration:

     (a)  Estimated proven, probable and possible reserves.

     (b) Annual rate of production anticipated for the Project and the duration of production.

     (c)  EMTG cash flows projected for the Project.

     (d) Availability and cost of all financing alternatives provided by third parties.

     (e) Internal rate of return on the equity invested in the capital stock of EMTG and the net present value of that investment.

6.7 Waiving its rights to the option shall release the OPTIONEE from the obligation of preparing the Financing Plan prescribed in this Clause.

CLAUSE SEVEN:   SUPERVISION OF AGREEMENT
------------

7.1 The OPTIONEE hereby agrees to report on a semi-annual basis, on activities undertaken in compliance with the obligations deriving from the Agreement.

     In the said reports, the OPTIONEE must describe at a reasonable level of detail, progress made in the obligations being implemented. Furthermore, the OPTIONEE must also include any additional information requested by MINERO PERU.


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                                                                              13


7.2 During the term of the option, the OPTIONEE is obliged to allow MINERO PERU to inspect its operations, upon receipt of seven (7) days advance notice.

CLAUSE EIGHT:   REQUIREMENTS FOR THE EXERCISE OF THE OPTION
------------

8.1 Within the term of the option, but before exercising it, the OPTIONEE must provide evidence to MINERO PERU that it has complied with the following requirements:

     (a) That it operates a mining complex with an average treatment capacity of 10 000 tons of ore per day; and

     (b) That it has net equity (net assets) in an amount equal to or greater than US$100 000 000.

8.2 The OPTIONEE shall comply with the requirements outlined in Point 8.1, a) and b) above, by submitting the corresponding certificates issued by a mining consulting company and an auditing firm, respectively. Both firms must be internationally well known.

     The submission of the said certificates must be made at the time when the option is exercised. MINERO PERU must evaluate said documentation within ten (10) days following receipt thereof. Once the term of ten (10) days has expired without MINERO PERU issuing an opinion, it shall be understood that the OPTIONEE has complied with the requirements for exercising the option.

8.3 Notwithstanding the provisions of Point 8.2 above, it is agreed that the OPTIONEE has complied with the requirements outlined in Point 8.1, if a company or the parent company of a company which has complied with the requirements of Point 8.1 a) and b) above (either referred hereinafter as the PARENT COMPANY), directly or indirectly owns at least 25% of the shares or interest in: (1) the OPTIONEE; (2) the parent company of the OPTIONEE; or (3) any subsidiary of the parent company of the OPTIONEE.

     In the event that the OPTIONEE exercises the right conferred in the preceding paragraph, the PARENT COMPANY shall jointly and severally guarantee compliance with any and all obligations of the OPTIONEE and EMTG deriving from the Agreement and the Agreement of Incorporation of a Stock Company, and for such purpose it shall sign the corresponding documents.

CLAUSE NINE:    REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE
-----------

9.1  The OPTIONEE hereby represents and warrants the following:

     (a) That it has obtained all permits and approvals required for the execution of the Agreement.

     (b) That it will obtain all permits and authorizations required by the corresponding authorities in Peru to carry out the Feasibility Study and the Financing Plan.

     (c) That because it has visited the location of the Mining Concessions, it knows their surroundings and the environmental reality, It also hereby declares that it knows that the town of Tambo Grande is located in the Mining Concessions and knows the current legal situation thereof.

     (d) That it assumes responsibility for any environmental damage caused by the activities included in and deriving from the implementation of the Agreement, independently from whether or not it exercises the option, even if it waives its right to exercise it. In addition, it assumes responsibility for any damages caused by the activities developed under the Agreements.

     (e) That upon exercising the option, it does so after having conducted the necessary evaluations on the basis of information obtained by its Feasibility Study and taking into account the Financing Plan.

          Accordingly, the OPTIONEE shall not file any claims of responsibility against MINERO PERU or the Peruvian Government.

          The OPTIONEE hereby recognizes that neither MINERO PERU nor the Peruvian Government have assumed any commitments, except for those expressly assumed herein, which may affect the execution of the obligations deriving from the Agreement or which may become a reason for the suspension or extension of the term prescribed in Point 4.1 above.

     (f) That it commits to comply with all obligations set forth by Peruvian legislation during the term of the option.

     (g) That even though MINERO PERU is responsible for the payment of Standing Fees of the Mining Concessions, the OPTIONEE hereby commits to make the funds available to MINERO PERU for the corresponding payment. The said funds shall be delivered twenty (20) days before the expiry of the last day for payment, with MINERO PERU agreeing to make the payment within the following ten (10) days.

          In the event that the OPTIONEE does not comply with delivering the amount of the Standing Fees in the manner prescribed in the foregoing paragraph, MINERO PERU shall make the payment. In such case, the OPTIONEE will automatically be in arrears, with arrears interest accruing as from the date of non-compliance at the legal interest rate fixed by the Central Reserve Bank.

     (h) Without prejudice to the stipulations contained in Clause Five, the Feasibility Study shall determine the technical and economic feasibility of the Project, considering for this purpose every reasonable technical and economic alternative available and proposing the best thereof for the development of the Project, within the maximum term of four (4) years mentioned in Point 9.1 of Annex A. In addition, the Feasibility Study must evaluate every technology reasonably available, as well as the technological and financial possibilities required for attaining an optimum technical and economic solution for the development of the

          Project.   Furthermore,  it  must  determine  the  optimum  processing capacity, considering mining, technical and economic factors, for the Project development and production.

9.2 The OPTIONEE hereby represents and warrants that MINERO PERU shall not have any responsibility towards any third parties the OPTIONEE may contract or subcontract in complying with the obligations deriving from the Agreement. Furthermore, MINERO PERU shall not assume any responsibility with workers, employees or staff members of the OPTIONEE.

CLAUSE TEN:     REPRESENTATIONS AND WARRANTIES OF MINERQ PERU
----------

MINERO PERU hereby represents and warrants the following:

     (a) That it is the owner of the Mining Concessions, which are duly registered on the Cards and entries described in Point 3.2, in the Register of Mining Concessions of the Mining Registry, free and exempt from any liens and encumbrances. The entire Mining Concessions are in full force, as the corresponding standing fees have been paid and all obligations prescribed by law have been complied with completely and on time. The Mining Concessions are free of any liens, limitations or encumbrances which may restrict their free use or which may give rise to situations which may prevent the OPTIONEE from carrying out exploration work, and, if the option is exercised, from exploiting the Mining Concessions in partnership with MINERO PERU, except for the provisions of Law 25284 and surface rights belonging to third parties.

     (b) The Mining Concessions shall not be encumbered nor assigned during the term of the Agreement,

     (c) The Mining Concessions are not undergoing any legal or arbitration proceedings and no pending actions, suits, claims or proceedings exist with respect thereto.

     (d) That it has no knowledge of any environmental damage produced as a consequence of exploration activities carried out previously.

     (e) That it has no knowledge of situations which would prevent the OPTIONEE from complying with the objective to perform exploration works and prepare the Feasibility Study, or from the development of the Project.

     (f) It will make the Mining Concessions available to the OPTIONEE on the date the Agreement is executed.

     (g) The Mining Concessions have preferential and final title over any claims or requests from third parties.

     (h) MINERO PERU will cooperate with the OPTIONEE in the procurement of authorizations, permits and rights-ofway necessary for the execution of the obligations contained in the Agreement.

     (i) The guaranties referred to in Points a), b), d) and g) of this Clause, shall be in force and remain in effect to the time when MINERO PERU makes the contribution of the Mining Concessions to EMTG, in accordance with the provisions of the Agreement of Incorporation of a Stock Company.

CLAUSE ELEVEN:  ENVIRONMENT
-------------

11.1 The OPTIONEE hereby declares that it knows the legislation in force applicable to environmental issues and the obligations resulting therefrom.

11.2 The OPTIONEE hereby commits to comply with the environmental legislation in force, including provisions referring to communities.

11.3 The OPTIONEE hereby commits to adopt all necessary measures to prevent contamination of the environment; and in the event that the nature of its operations may cause contamination, it hereby agrees to adopt pertinent measures for the necessary and immediate repair, as well as other reasonable actions for restoration or for mitigation of the damage caused, in accordance with legislation in force.

11.4 During the term prescribed in Point 4.1, the OPTIONEE must adopt the necessary prevention and repair measures, as well as those necessary at the time of abandonment of the installations upon expiry of the Agreement.

11.5 Within thirty (30) days prior to commencement of the field works, the OPTIONEE shall submit to MINERO PERU for its information, an environmental study which will include all the locations where it will conduct exploration works.

11.6 All expenses and investments to be incurred by the OPTIONEE during the term of the Agreement in relation with the environment, including communities, shall be at the sole cost and risk of the OPTIONEE.

CLAUSE TWELVE:  ASSIGNMENT OF CONTRACTUAL POSITION
-------------

12.1 During the term of the Agreement, the OPTIONEE may assign its contractual position or the rights and obligations deriving from the Agreement, subject to the prior consent of MINERO PERU. Notwithstanding the aforesaid, MINERO PERU will necessarily consent to the assignment, provided the assignee meets the requirements referred to in paragraphs a) and b) of Point 8.1. Compliance with these requirements shall be substantiated in accordance with the provisions of Point 8.2. In this case, the provisions of Point 8.3 shall not be applied.

12.2 The OPTIONEE expressly consents in advance, for MINERO PERU to totally or partially assign its contractual position in the Agreement to any other government company or body whenever it deems it pertinent. The assignee shall be obliged to abide by all the provisions established herein.

     MINERO PERU shall inform the OPTIONEE of the assignment, through notarial letter. As from the date of receipt of the said communication, all obligations and rights of

     MINERO PERU originated by or derived from the Agreement, shall be assumed by the assignee.

     Any assignment carried out by MINERO PERU, shall not affect the rights of the OPTIONEE in any manner.

CLAUSE THIRTEEN: FORCE MAJEURE
---------------

13.1 The Parties shall not be responsible for noncompliance with an obligation, or partial, untimely or defective compliance thereof, during the period when the said obligation is affected by an act of God or force majeure. The OPTIONEE must provide evidence to MINERO PERU that said events prevented it from adequately complying with the obligation.

     Acts of God or force majeure are defined as those events which are beyond reasonable control and which may not be anticipated by the Parties; or those which, having been anticipated, could not be reasonably prevented.

13.2 The Party whose obligation is affected shall notify the other Party within five (5) days following the occurrence of the event of force majeure, and must substantiate it by describing the manner in which it will affect performance of the corresponding obligation. The Party receiving the communication shall answer in writing, indicating whether or not it accepts the reasons for the occurrence, within seven (7) days following receipt of the aforesaid communication.

     In all cases, the Party affected by acts of God or force majeure shall use its best efforts to provide a timely and complete solution, in accordance with the common intention of the Parties contained in the Agreement. The affected Party must at all times continue with the performance of the contractual obligations which have not been affected by such event.

     The affected Party must restart compliance with the affected obligations as soon as the said event or events disappear. To this effect, it shall send a notice to the other Party within five (5) days following the disappearance of the said event. The Parties may cooperate with each other in solving the existing circumstances.

13.3 The period during which the effects of the act of God or force majeure affect compliance with any contractual obligation, shall be added to the term set forth for compliance with the said affected obligation, and if necessary, to the term of the option.

     In the latter case, MINERO PERU must expressly approve in writing the extension of the term through notarial letter delivered to the OPTIONEE.

     In the event of discrepancies with respect to the existence of an act of God or force majeure, the issue shall be submitted to arbitration and be resolved within thirty (3Q) calendar days following the date on which the arbitrators learn of the circumstances.

CLAUSE FOURTEEN: GOVERNING LAW AND DOMICILE
---------------

14.1 The Agreement shall be governed, interpreted and executed in accordance with the laws of the Republic of Peru.

14.2 For the purposes of the execution of the Agreement, the parties indicate that their domicile in Peru shall be as described in the introductory section hereof.

14.3 Any change in the domicile of any of the Parties shall bear no effect on the other unless it has been communicated by notarial letter.

14.4 For the purposes hereof, it shall be understood that knowledge of all communications, requirements and notices shall take place when the said communications arrive to the domicile of the addressee.

14.5 The OPTIONEE hereby irrevocably and unconditionally waives all rights to claims through diplomatic channels in relation herewith. However, this shall not affect the right of the OPTIONEE to claim for benefits granted by MIGA or similar benefits deriving from international agreements guaranteeing investments, which it may have entered into or may enter into in the future with the Peruvian Government.

CLAUSE FIFTEEN:  INTERPRETATION OF AGREEMENT
--------------

15.1 This Agreement has been prepared in the Spanish language and accordingly, all interpretations hereof version and according to shall be based on that Peruvian legal provisions.

15.2 Clause headings used in the Agreement are merely illustrative and shall only serve as reference, as they shall have no effect on the interpretation hereof.

15.3 All references to a clause in the Agreement refer to the entire text of the clause of the Agreement. References made in the Agreement to a clause, include all points forming part thereof and references to a point include all paragraphs thereof.

CLAUSE SIXTEEN:  ARBITRATION
--------------

16.1 Any disputes which may arise or derive from the Agreement, including those regarding claims for nullity or invalidity, which may not be solved by mutual agreement of the Parties, shall be solved by a final and unappealable award issued by the Arbitration Court of the National Institute of Mining and Petroleum Law, in accordance with the Arbitration Rules of the National Institute of Mining and Petroleum Law, to which regulations the Parties hereby unconditionally submit.

16.2 One Party submitting a dispute to arbitration shall suffice for the other Party to be automatically bound by the arbitration.

16.3 The beginning and continuation of an arbitration process shall not inhibit the Parties from ongoing compliance with obligations which are not subject to arbitration or which would not be affected by the results of the arbitration.

16.4 The Parties hereby agree that arbitrators may not, during the arbitration process, suspend the execution of the Agreement at any time, nor suspend compliance with the obligations hereof, except those obligations which are subject to arbitration or which would be affected by the results of the arbitration, including the term referred to by Point 4.1 hereof.

16.5 There shall be three (3) arbitrators. One shall be appointed by each of the Parties and the third one by the arbitrators appointed by the Parties. In the event that thirty (30) days have elapsed since the appointment of the arbitrators by the Parties, and the third arbitrator has not been appointed, any of the Parties may request the National Institute of Mining and Petroleum Law to appoint the third arbitrator within ten (10) days following the date when it learns of the request.

16.6 In order to solve the substantive part of the litigation, dispute, difference or claim submitted to arbitration, the arbitrators shall apply the internal substantive laws of the Republic of Peru. Arbitration shall take place in the City of Lima, Peru.

16.7 The Parties hereby agree and declare that the arbitration award is final, binding and immediately enforceable. Thus, they hereby waive all rights of appeal, appeal for reversal and any other objection to the arbitration award.

     The Parties hereby commit to carry out all acts necessary for the conduct of the arbitration process until its completion and enforcement.

16.8 The maximum term for the arbitration process shall be sixty (60) business days, counted as from the date of installation of the arbitration court or similar act. Due to any justifiable reasons, the arbitration court may extend the term for an additional period of sixty (60) days.

16.9 In the event that the obliged Party does not comply with the arbitration award, it must be enforced in any place in or outside Peru by a lower court judge or equivalent, to whom the Parties shall submit with no limitations or prior formalities.

16.10In the event that the arbitration deals with non-compliance of the obligation indicated in Point 9.1(8), one of the companies mentioned in Point 5.4, other than the company responsible for preparing the Feasibility Study, shall act as arbitrator.

CLAUSE SEVENTEEN: TERMINATION OF THE AGREEMENT
----------------

17.1 Whenever one of the Parties fails to comply with any of the obligations stipulated in the Agreement due to reasons other than an act of God or force majeure, or any matter which may be pending in an arbitration process, the other Party shall notify the Party in default, informing it of the non-compliance and its intention to terminate the Agreement on the expiry of a sixty (60) day term, unless within this term, the said non-compliance is stopped, corrected, or to the satisfaction of the other Party, it can be demonstrated that it is in process of correction.

     If the Party receiving a notice of non-compliance questions or denies the existence thereof, the said Party may refer the issue to arbitration, in accordance with the provisions of Clause Six within thirty (80) days following receipt of the notice. In these cases, the sixty (60) day term shall be suspended until the arbitration award is communicated to the Parties. The Agreement shall terminate if once a condition of non-compliance has been confirmed, it is not stopped, corrected, or, to the satisfaction of the other Party, it cannot be demonstrated that it is in process of correction.

17.2 The option referred to in Point 3.1 above shall expire if the OPTIONEE does not exercise this right within the term prescribed in Point 4.1. Once the option has expired, the Agreement shall be automatically terminated, unless the Parties agree to renew it.

17.3 By mutual agreement, the Parties may resolve to invalidate the Agreement at any time.

     Upon termination of the Agreement, all rights and obligations of the Parties specified in the Agreement shall have no effect and the provisions of Points 4.4 and 4.5 shall apply.

     Furthermore, the termination of the Agreement releases the Parties from the obligations deriving from the Agreements; therefore, MINERO PERU will freely dispose of the Mining Concessions.

CLAUSE EIGHTEEN: EXPENSES AND TAXES
---------------

18.1 Expenses related to the conversion of the preliminary deed of the Agreement into a Public Deed and its registration in the Mining Registry shall be at the account and cost of the OPTIONEE.

18.2 At its own cost and risk, the OPTIONEE shall be responsible for contracting all insurance policies necessary to protect the assets of MINERO PERU which may be affected by the operations to be performed by the OPTIONEE under the Agreement.

18.3 All taxes applicable as a consequence of the Agreement shall be assumed by the Party responsible according to law.

CLAUSE NINETEEN: FINAL PROVISIONS
---------------

19.1 The Parties hereby agree and declare that this Agreement substitutes the Agreements in all their contents and scope. To this effect, from the date of subscription of the Agreement, neither the OPTIONEE nor MINERO PERU may invoke the substituted Agreements in their own name or on behalf of third parties.

19.2 In accordance with the provisions of the first paragraph of Article 62 of the Political Constitution of Peru, Article 1357 of the Civil Code and
     Article 39 of Legislative Decree 757 - Framework Law for the Growth of Private Investment, once approved by the corresponding Supreme Decree, this Agreement may not be amended or unilaterally invalidated by any of the Parties.

19.3 This Agreement shall be effective on the date of execution thereof by the parties and must be registered in the Mining Registry.

19.4 By mutual agreement, the Parties may amend the Contract due to reasonable causes; in such case, amendments must be approved by the Board of Directors or equivalent body of each of the Parties, and no legal provision or government authorization confirming or aproving the said amendments will be required.

CLAUSE TWENTY:  ELEMENTS AND CONDITIONS OF THE AGREEMENT OF INCORPORATION OF A
-------------   STOCK COMPANY

The elements and conditions referred to in points 6.1, 6.2 and 9.1 of the Agreement of Incorporation of a Stock Company shall be established on the basis of the studies to be conducted under the Agreement.

Kindly add all other clauses required by law and forward the pertinent notices to the Mining Registry.

Lima, May 17, 1999

----------------------
GC-RM/MANHAT.028

TAMBO GRANDE MINING PROJECT



                                     ANNEX A

               AGREEMENT FOR THE INCORPORATION OF A STOCK COMPANY











CEPRI-MINERO PERU S.A. - CENTROMIN PERU S.A.

Lima, May 17 , 1999

TABLE OF CONTENTS

Introduction

Clause One:             Background

Clause Two:             Definitions

Clause Three:           Incorporation and Purpose of the Stock Company

Clause Four:            Domicile of the Company

Clause Five:            Duration of the Company

Clause Six:             Capital Stock and Shares

Clause Seven:           Appointment of First Board of DIrectors

Clause Eight:           Appointment of the General Manager

Clause Nine:            Investment Commitment

Clause Ten:             Compensation for the account of EMTG

Clause Eleven:          Solution of Disputes

Clause Twelve:          Interpretation

Clause Thirteen:        By-laws

                                     ANNEX A

Attached to the Option Agreement for the Incorporation of a Stock Company

               AGREEMENT FOR THE INCORPORATION OF A STOCK COMPANY

To the Notary:

Kindly enter in your Register of Public Deeds, the AGREEMENT FOR THE INCORPORATION OF A STOCK COMPANY entered into by and between: Empresa Minera del Peru S.A., as party of the first part, hereinafter referred to as MINERO PERU, with Taxpayer's Registration No. 10009561, registered on Card No. 14047 of the Book of Contracting Companies and Other Bodies Corporate of the Mining Registry of Lima, with registered address at , _________________ Peru, acting by and through its General Manager, ______________________, duly authorized by Board of Directors' Resolution No. _______, dated __________________, to be inserted herein; and as party of the second part, Manhattan Minerals Corp., hereinafter referred to as MANHATTAN, with Taxpayer's Registration No. _______, acting by and through Mr. ______________ identified by Voter's Registration Card No. ________, with registered address at ________________________, authorized by Power of Attorney registered in Entry ______, Card No. ______, of the Book of Contracting Companies and Other Bodies Corporate of the Mining Registry.

The Agreement is made under the following terms and conditions:

                            ARTICLES OF INCORPORATION
                            -------------------------

CLAUSE ONE:     BACKGROUND
----------

1.1 Supreme Decree 019-78-EM/DGM of November 22, 1978 declared an area of 100 Km2 in the District of Tambo Grande, Province and Department of Piura, a National Reserve Area for a period of five (5) years, assigning it to the Institute of Geology and Mining -INGEOMIN for the purposes of performing prospecting and exploration work jointly with Bureau de Recherches Geologiques et Minieres of France (hereinafter BRGM).

1.2 Decree Law 22672 declared the national need to explore and develop the area referred to in Supreme Decree 019-78-EM/DGM of November 22, 1978.

1.3 Supreme Decree 021-79-EM/DGM of September 10, 1979, approved the Base Agreement entered into by and between the Ministry of Energy and Mines
     (MEM) and BRGM with the purpose of prospecting, exploring and eventually developing the Tambo Grande area, District of Tambo Grande, Province and
     Department of Piura, on the basis of a pre-feasibility study to be conducted by BRGM.

1.4 Supreme Decree 016-81-EM/SG of July 3, 1981 approved the Additional Agreement amending the Base Agreement. Among other purposes, this amendment changed the contributions of the parties and provided for the preparation of a feasibility study of the Tambo Grande deposit through a Special Mining Company to be incorporated by

     MINERO PERU and COFRAMINES, to which BRGM had assigned all its rights, interests and obligations.

1.5 At the request of MINERO PERU, Government's Special Rights were constituted over the area referred to in Point 1.1 above, by Ministerial Resolution 352-81EM/SG of August 25, 1981, assigning these special mining rights to MINERO PERU for the sole purposes related to the Base Agreement and the Additional Agreement.

1.6 Pursuant to provisions of Article 5.1 of the Base Agreement and Point 5c of the Background and Prior Formalities of the Additional Agreement to the Base Agreement, the Special Rights over the Tambo Grande area assigned to MINERO PERU were to be made available, by Contract, to the Special Mining Company to be incorporated by MINERO PERU and COFRAMINES in order to undertake the exploration work and the Feasibility Study.

1.7 Law 25284 of November 30, 1990 declared as a national need, the exercise of mining activities in the Tambo Grande Special Rights, which were constituted and assigned to MINERO PERU. It also authorized BRGM and/or entities or companies to which BRGM may assign its rights and obligations in the Tambo Grande project, to participate in the aforesaid project.
     Article 7 of the said law provided for the transfer of the Government's Special Rights on the Tambo Grande polymetallic deposit, to the Regional Government of the Grau Region.

1.8 On February 26, 1996, COFRAMINES formalized the reversion in favor of BRGM, of the rights assigned by the latter.

1.9 Through a letter dated November 8, 1996, BRGM requested that a Ministerial Resolution be issued approving the assignment of all its rights in the Tambo Grande Project to BRGM S.A.

1.10 According to the letter referred to in Point 1.9 above, the petition made by BRGM was considered to be a request for the assignment of its contractual position in the Base Agreement and Additional Agreement referred to in Points 1.3 and 1.4 hereof, respectively, involving the assignment of its interests and responsibilities to BRGM S.A., except for the Government's Special Rights, now known as Tambo Grande Mining Concessions.

1.11 Ministerial Resolution 047-97-EM/SG of February 12, 1997, approved the assignment of the contractual position undertaken by BRGM in favor of BRGM S.A., stipulated by the Base Agreement and the Additional Agreement referred to in Points 1.3 and 1.4 above, involving interests and responsibilities in the Tambo Grande Project, but excluding the transfer of the Tambo Grande Mining Concessions, transferred to the Regional Government of the Grau Region, in accordance with Article 7 of Law 25284.

1.12 Through resolution adopted on December 1, 1998, the Private Investment Promotion Commission (COPRI) approved the Private Investment Promotion Plan for the Tambo Grande Mining Project. Said resolution was confirmed by Supreme Resolution N(degree) 149-98-EM dated December 31, 1998.

1.13 Pursuant to Article 20 of Legislative Decree 674, through resolution adopted on December 1, 1998, COPRI approved to order the Provisional Regional Administration Council of Piura to transfer the Tambo Grande Mining Concessions mentioned in Point 3.2 below, to MINERO PERU. Said transfer was formalized through Public Deed dated March 1, 1999, granted before Dr. Miguel Zuniga Jimenez, Notary Public in and for Piura, and was registered in Entry 2 of Books 012291, 12292, 012299, 012300, 12301, 12302,
     12303, 012304, 012305 and 012306 of the Public Registry of Trujillo.

1.14 Through resolutions adopted on the meetings of January 19 and January 26, 1999, the Special Privatization Committee of MINERO PERU (CEPRI MINERO
     PERU) and the Private Investment Promotion Commission (COPRI), respectively, approved the assignment of the contractual position of BRGM S.A. in favor of Manhattan Minerals Corp. with respect to the agreements referred to in Points 1.3 and 1.4 above, as well as the Option Agreement for the Incorporation of a Stock Company and its Annex, the Agreement for the Incorporation of a Stock Company.

     The aforementioned approval would be formalized through a Supreme Decree, for which purpose, and as stipulated in Article 71 of the Constitution, Manhattan Minerals Corp. should first obtain the authorization to acquire the Mining Concessions since they were located within 50 km. of the border.

1.15 On February 5, 1999, Manhattan Minerals Corp. requested the aforementioned authorization from the Ministry of Energy and Mines and on May 7, 1999, Supreme Decree 014-99-EM was published, which declared the need to invest in mining activities in the Mining Concessions and authorized Manhattan Minerals Corp. to acquire the Mining Concessions from MINERO PERU S.A.

1.16 On May 15, 1999, Supreme Decree 015-99-EM was published, which approved the Option Agreement for the Incorporation of a Stock Company and its Annex, the Agreement for the Incorporation of a Stock Company, to be entered into by and between Manhattan Minerals Corp. and MINERO PERU S.A., already approved by CEPRI MINERO PERU and COPRI as indicated in Point 1.14 above.

1.17 Through Public Deed dated May 31, 1999, granted before Dr. Miguel R. ZUNIGA JIMENEZ, Notary Public in and for Piura, MANHATTAN and MINERO PERU signed the Option Agreement for the Incorporation of a Stock Company and its Annex, as referred to in Points 1.14 and 1.16 of the Agreement. The Option was duly exercised through Notarial Letter dated __________________, in compliance with Point 4.2 of the said Option Agreement.

1.18 The option, as referred to in Point 4.2 of the Option Agreement, having been validly exercised, the Agreement for the Incorporation of a Stock Company has been duly perfected between MINERO PERU and MANHATTAN, with the purpose of developing the Tambo Grande Mining Project.

CLAUSE TWO:     DEFINITIONS
----------

2.1 MINING CONCESSIONS: All those listed in Point 6.2a) hereof, without any exceptions whatsoever.

2.2  AGREEMENT: This document.

2.3  OPTION  AGREEMENT  FOR THE  INCORPORATION  OF A  STOCK  COMPANY  OR  OPTION
     AGREEMENT: The Agreement entered into by and between MANHATTAN and MINERO PERU, granted by Public Deed dated May 31, 1999, before Dr. Miguel R. ZUNIGA JIMENEZ, Notary Public in and for Piura.

2.4 AGREEMENTS: Those listed in Clause One: Background, in Points 1.3 and 1.4 of the Option Agreement.

2.5  DAYS: Working days.

2.6  EMTG: EMPRESA MINERA TAMBO GRANDE S.A.

2.7 FEASIBILITY STUDY: The document prepared as a result of explorations and studies carried out in the Mining Concessions belonging to the Tambo Grande Mining Project and which was prepared in accordance with the provisions of the Option Agreement.

2.8  PARTIES: MINERO PERU and MANHATTAN.

2.9 TAMBO GRANDE MINING PROJECT OR PROJECT: The Tambo Grande Mining Project, which includes carrying out the necessary studies and construction of the infrastructure required according to the Feasibility Study, with the purpose of developing the Mining Concessions.

CLAUSE THREE:   INCORPORATION AND PURPOSE OF THE STOCK COMPANY
------------

3.1 MINERO PERU and MANHATTAN agree to incorporate a stock company called EMPRESA MINERA TAMBO GRANDE S.A., which may use the abbreviation EMTG S.A.

3.2 EMTG shall have as its object, the carrying out of all mining industry activities in accordance with Article VI of the Preliminary Title of the Uniform Text of the General Mining Law, approved by Supreme Decree 014-92-EM and/or any substitute regulations. Mining industry activities shall be carried out in the Mining Concessions, which form part of the Tambo Grande Mining Project.

CLAUSE FOUR:    DOMICILE OF THE COMPANY
-----------

EMTG is domiciled in the City of Lima, and may establish branches, agencies or offices in any other place within the territory of the Republic of Peru.

CLAUSE FIVE:    DURATION OF THE COMPANY
-----------

EMTG has an indefinite life and shall commence operations immediately after it is registered in the Book of Contracting Companies and Other Bodies Corporate of the Lima Regional Office of the Mining Registry. Nevertheless, those acts carried out before this date in the name of the Company are subject to registration thereof and must be ratified by the Board of Directors within three
(3) months following commencement of operations.

CLAUSE SIX:     CAPITAL STOCK AND SHARES
----------

6.1 The capital stock of EMTG is S/. ___________________ Nuevos Soles), represented by Class A shares and ___________________ Class B shares, all having a face value of S/. 1,00 each, fully subscribed and paid up. The capital, class, title and percentage of shares have been established in accordance with the provisions contained in this clause.

     Class A shares represent 75% of the capital stock and shall be originally owned by MANHATTAN. Class B shares, in turn, represent 250 of the capital stock and shall be originally owned by MINERO PERU.

6.2 The contribution and subscription of the shares is made by the shareholders in the following amounts and proportions:

     (a)  MINERO PERU contributes the following Mining Concessions to EMTG:

--------------------------------------------------------------------------------
| Name of Concession  |   Code No.   |  Area (Hectares)  |  Mining    Registry |
|                     |              |                   |  Entry      Volume  |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 1   |   610070-A   |       1 000       |   002      012306   |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 2   |   610070-B   |       1 000       |   002      012305   |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 3   |   610070-C   |       1 000       |   002      012304   |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 4   |   610070-D   |       1 000       |   002      012303   |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 5   |   610070-E   |       1 000       |   002      012302   |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 6   |   610070-F   |       1 000       |   002      012301   |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 7   |   610070-G   |       1 000       |   002      012300   |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 8   |   610070-H   |       1 000       |   002      012291   |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 9   |   610070-1   |       1 000       |   002      012292   |
|---------------------|--------------|-------------------|---------------------|
|Tambo Grande No. 10  |   610070-J   |       1 000       |   002      012299   |
|---------------------|--------------|-------------------|---------------------|
|Total Area           |              |       10 000      |                     |
--------------------------------------------------------------------------------

The  said  mining  concessions  have  been  valued  at  S/  ______________,   as
established in Point 3.3 of the option Agreement.

     (b) MANHATTAN shall contribute to EMTG the Feasibility Study and the Financing Plan referred to in Clauses Five and Six of the Option Agreement, the value of which is S/ ___________________, in accordance with the stipulations in Point 3.5 of the Option Agreement.

6.3 Any capital contribution to EMTG, made by Class A shareholders, including that referred to in paragraph b) of Point 6.2, shall be distributed in the following form: 75% of the contribution shall be represented by shares in favor of Class A shareholders, and the remaining 25% shall correspond to a supplementary premium in favor of Class B shareholders. This premium shall be capitalized and the shares issued to Class B shareholders.

     For its part, any capital contribution to EMTG, made by Class B shareholders, including that referred to in paragraph a) of Point 6.2, shall be distributed in the following form: 250 of the contribution shall be represented by shares in favor of Class B shareholders, and the remaining 75% shall be a supplementary premium for Class A shareholders. The supplementary premium shall be capitalized and the resulting shares shall be issued in favor of Class A shareholders.

6.4 Class A and Class B shares have the same rights, except as indicated in the following paragraph:

     Insofar as MINERO PERU is titleholder of Class B shares representing at least ten percent (10%) of EMTG shares, the affirmative vote of MINERO PERU shall be required to adopt the following resolutions:

     (a)  Transfer of mining concessions and rights.

     (b) Entering into agreements with subsidiaries, affiliates or parent companies and companies related to MANHATTAN.

     (c) Amendments to the By-laws which may represent an amendment to the Articles of Incorporation.

     The aspects to which the foregoing point refers, may only be dealt with in a Shareholders' General Meeting, which must be called expressly for such purpose. If MINERO PERU, as Class B shareholder does not attend the first meeting, the resolutions will be adopted in the second meeting by those shares which are represented therein and will be fully binding on the Company. In no case may the Shareholders' Meeting delegate the discussion and approval of the aforementioned issues to the Board of Directors.

6.5 If MINERO PERU becomes owner of Class B shares representing less than ten percent (10%) of the capital stock of EMTG, the restrictions and rights stipulated in Point 6.4 above shall be null and void, as a matter of law, the titleholders of Class B shares being obliged to formalize the amendment to the Articles of Incorporation mentioned in Point 6.4 above.

6.6 MANHATTAN recognizes the right of MINERO PERU to not be obliged to make any other capital contribution to EMTG, in addition to that indicated in Point
     6.2 a).

     It is the responsibility of MANHATTAN, as a Class A shareholder, and of future Class A shareholders, to obtain through EMTG the necessary resources to develop the Tambo Grande Mining Project and to contribute to EMTG capital the required funds in order for MINERO PERU to keep its interest at twentyfive percent (25%) of the capital stock during the life of EMTG, except if MINERO PERU transfers all or some of its Class B shares, in which case the transferred shares shall be automatically converted into Class A shares, persisting the obligation to keep the stockholding percentage of MINERO PERU, only with respect to the Class B shares which MINERO PERU still owns.

     The aforementioned share conversion shall not be made if MINERO PERU transfers its shares to a state-owned company or any other Peruvian Government body.

6.7 MINERO PERU, in addition to the representation corresponding to it in the Shareholders' Meeting, shall participate actively in the Board of Directors of the Company, in accordance with the cumulative voting mechanism regulated by the Business Corporations Act and with at least one director, provided that it holds Class B shares representing at least ten percent (10%) of EMTG capital stock.

6.8 The parties are obliged to pledge their shares in EMTG if the Financing Plan referred to in Clause Six of the Option Agreement calls for this, expressly authorizing EMTG to constitute such pledge or guarantee on its behalf and representation, through its General Manager or other representative. This agreement constitutes a Power of Attorney with Representation in accordance with the provisions of Articles 1790 and 1806 of the Civil Code, and the attorney shall not receive any compensation whatsoever with respect to this.

     Without prejudice to the stipulations in the foregoing paragraph, the Parties agree that if any of them fail to constitute the aforesaid pledge or guarantee, this may be constituted by the Arbitration Court referred to in Clause Eleven, being expressly authorized for this by virtue of the said clause.

CLAUSE SEVEN:   APPOINTMENT OF THE FIRST BOARD OF DIRECTORS
------------

The first EMTG Board of Directors shall consist of five (5) directors, the following persons having been appointed:

Regular Directors:

1.  ..............     a  .............    Citizen, identified by  .............
2.  ..............     a  .............    Citizen, identified by  .............
3.  ..............     a  .............    Citizen, identified by  .............
4.  ..............     a  .............    Citizen, identified by  .............
5.  ..............     a  .............    Citizen, identified by  .............

Alternate Directors

6.  ..............     a  .............    Citizen, identified by  .............
7.  ..............     a  .............    Citizen, identified by  .............
8.  ..............     a  .............    Citizen, identified by  .............
9.  ..............     a  .............    Citizen, identified by  .............
10................     a  .............    Citizen, identified by  .............


CLAUSE EIGHT:   APPOINTMENT OF GENERAL MANAGER
------------

The General Manager shall be Mr. ________________, identified by ________________, and he shall enjoy the powers indicated in Article 37 of the By-laws and any other powers conferred upon him by the Shareholders' Meeting or the Board of Directors.

CLAUSE NINE:    INVESTMENT COMMITMENT
-----------

9.1 MANHATTAN is hereby expressly committed before MINERO PERU to ensure that EMTG shall invest, during a period of not more than four years, a sum equal to hereinafter called the Investment Commitment, for the development and implementation of the Project, which sum has been determined from the Feasibility Study in accordance with the provisions of paragraph one of Point 5.2 of the Option Agreement.

     The period of four (4) years referred to in this clause, shall be counted from the date of execution of the Public Deed resulting from this Agreement.

     This term of four (4) years shall be divided into four annual periods for the purposes stipulated in Point 9.2.

9.2 For the purposes of evidencing the investment being carried out during the four year period, for the development of the Project, MANHATTAN must submit to MINERO PERU, within sixty (60) days following the end of each one of the annual periods referred to in Point 9.1, a sworn statement of the investment made by EMTG in the respective annual period, which investment must be duly recorded according to accounting standards generally accepted in Peru and countersigned by a firm of independent internationally renowned auditors selected by MINERO PERU from a minimum of three (3) firms proposed by MANHATTAN. The auditors' fees shall be for the account of MINERO PERU. The auditing firm will be the same during the whole period of the investment commitment, unless the Parties mutually agree otherwise.

     MANHATTAN shall formulate its proposal for auditing firms as referred to in the foregoing paragraph, within four (4) months following the date of signing hereof, and MINERO PERU must select the auditing firm within two
     (2) months following the receipt of the proposal from MANHATTAN.

9.3 In the event that at the end of the four (4) year period, an amount less than the Investment Commitment indicated in Point 9.1 has been invested in accordance with the opinion of the auditing firm selected by MINERO PERU, MANHATTAN must pay in cash to

     MINERO PERU, thirty percent (30%) of the difference between the Investment Commitment and the investment actually made during the said period. The payment of this sanction shall be made within fifteen (15) working days following the request in writing from MINERO PERU.

     The payment of this sanction shall fully satisfy the obligation of MANHATTAN and shall, consequently, free it from completing the Investment Commitment.

     Notwithstanding what has been expressed in the previous paragraphs, and at the request of any of the Parties, the result of the audit carried out to determine the investment made by EMTG during the four (4) year period, may be checked by either of the other two auditing firms proposed as stipulated in Point 9.2. The opinion of this auditing firm shall be final and unappealable by whoever requested the checking, with the other party being able to request that the investment made should be checked by the third auditing firm. The decision of this firm shall be final, unappealable and mandatory for both parties. In any of these cases, the fees of the auditing firm shall be paid by the party requesting the audit.

9.4 The period foreseen in Point 9.1 shall be suspended if, during the time of performance of the Investment Commitment, an act of God or force majeure occurs, or in case of arbitration, provided that the assumptions of Point
     11.6 are met.

     Acts of God or force majeure are defined as those events which are beyond the reasonable control and which may not be anticipated by the Parties, or those which having been anticipated, could not be reasonably prevented by the Parties.

     The suspension shall continue as long as the act of God or force majeure stops or prevents MANHATTAN and/or EMTG from complying with the Investment Commitment.

9.5 Should an act of God or force majeure occur, MANHATTAN must send a written notice to MINERO PERU as soon as is reasonably possible, informing it about the incident and indicating the aspects of the Investment Commitment that will be affected.

     MANHATTAN must continue with the performance of the Investment Commitment in those aspects which are not affected by the act of God or force majeure.

     MINERO PERU shall reply in writing indicating whether or not it accepts the reason for the occurrence, within five (5) days following receipt of the aforementioned communication. In the event of any discrepancy regarding the existence of an act of God or force majeure, it shall be submitted to arbitration in accordance with Clause Eleven hereof.

     The guarantee stipulated in Point 9.9 must be maintained in force and must be renewed in accordance with Point 9.10.

9.6 For the purposes of this Clause, the entire funds used by EMTG for the development of the Project shall be considered as investment counting towards compliance with the Investment Commitment of MANHATTAN.

     Without prejudice to the foregoing, investments made under any of the following headings shall be considered as funds used by EMTG for the development of the Project:

     (a)  Technical and/or financial feasibility studies.

     (b)  Exploration and development.

     (c) Construction work and equipment destined for the exploitation and processing of ore.

     (d)  Construction  of  infrastructure  work  for  transport,   receipt  and
          dispatch; and for supply and distribution of water and energy, as well as sewage and environmental control.

     (e) Acquisition of surface land, rights of way and other rights over real property, as well as construction of civil infrastructure works, including offices and housing.

     (f) Import duties and all taxes paid by EMTG in complying with the Investment Commitment, which are incorporated into the assets and are not recoverable as tax credit.

     (g)  Insurance and freight charges.

     (h)  Financial costs which correspond strictly to the preoperative stage.

     The above list is for all purposes illustrative and not specific.

9.7 If any of the disbursements allocated to pay some of the items mentioned in Point 9.6 above are registered as expenses in EMTG accounting or exceed what is a reasonable market value, under no circumstances will they be considered as investment.

9.8 Investments made in domestic currency shall be converted, for the purposes of this Clause, into US Dollars at the selling exchange rate published by the Superintendency of Banking and Insurance in the Official Gazette El Peruano, on the date of their entry in the accounting books.

9.9 As guarantee of compliance with the Investment Commitment, MANHATTAN shall provide MINERO PERU, upon signing of the Agreement, with an irrevocable, unconditional, joint letter of guarantee, for automatic execution, without the benefit of excursion, issued by a bank in favor of MINERO PERU for US$ __________ (____________ US Dollars). The letter of guarantee shall be valid for a period of not less than fourteen (14) months counted from the date of execution hereof. The amount of the guarantee shall be equivalent to 300 of the Investment Commitment indicated in Point 9.1. The guarantee indicated in the foregoing paragraph shall be renewed upon expiry of each of the annual periods referred to in Point 9.1, under the same conditions, for a period of not less than twelve (12) months and for an amount equivalent to 30% of the remaining amount of the Investment Commitment. The remaining amount of the Investment Commitment shall be evidenced in the sworn statement of investment stipulated in Point 9.2.

     These renewals shall be carried out until full completion of the Investment Commitment indicated in Point 9.1.

     If MANHATTAN refuses to renew the guarantee in the form indicated in the foregoing paragraph, MINERO PERU shall be entitled to foreclose the guarantee which is due, thus freeing MANHATTAN from its Investment Commitment.

9.10 Notwithstanding the provisions of Point 9.9, the Parties hereby agree that MANHATTAN shall have complied with the Investment Commitment, if in spite of not having complied with the said Commitment, the Project is fully completed within the term established in Point 9.1 and therefore, no sanction whatsoever shall be applicable and MINERO PERU shall return the bank guarantee to MANHATTAN.

     For these purposes, the company that prepared the Feasibility Study or any of the other companies referred to in Point 5.4 of the Option Agreement - at the choice of MINERO PERU - shall verify in situ whether or not the development of the Project has been complied with in the manner, characteristics and specifications indicated by the Feasibility Study, issuing the corresponding completion certificate, as the case may be. The costs for in situ verification by the selected company, shall be borne by MANHATTAN.

     In the event that MINERO PERU, following receipt of a communication from MANHATTAN stating that the Project has been completed, fails to select a company to confirm whether or not this is true, within 15 days following receipt of the said communication, the selection will be made by MANHATTAN and the result of the verification carried out shall be compulsory for MINERO PERU.

9.11 MANHATTAN hereby declares to know Article 5 of Law 25284 and guarantees that the open pit or underground mining methods to be used will not physically affect the town of Tambo Grande, nor cause damage to its population. In addition, the tailings will be located in special dump areas so as not to affect the agriculture areas in the Project's zone of influence, under responsibility of MANHATTAN.

9.12 The obligation agreed by MANHATTAN by virtue of this Clause is independent of its condition as EMTG shareholder or of the number of shares which it may hold; therefore, the obligation fully persists, even if MANHATTAN transfers the whole or part of its shareholding, unless it assigns its contractual position in this Agreement in accordance with the provisions contained in Article 1435 of the Civil Code. Once the assignment is approved, MANHATTAN shall be exempted from each and every one of the obligations hereunder.

9.13 MANHATTAN consents in advance to any assignment of contractual position made by MINERO PERU to a Peruvian state-owned company or any other Peruvian Government body.

9.14 The Parties hereby expressly agree that EMTG shall mantain a Liabilities to Capital ratio not greater than 1,5 to 1.

     The Liabilities to Capital ratio may be changed at the request of MANHATTAN provided it is sustained on reasonable grounds and represents a greater benefit for EMTG. MINERO PERU shall not refuse to comply with the said request unless the change affects its interests, in which case the refusal must be sustained on reasonable grounds.

CLAUSE TEN:     COMPENSATION FOR THE ACCOUNT OF EMTG
----------

10.1 EMTG undertakes to pay compensation to MINERO PERU, as from the beginning of commercial operation for any sale, exchange of ore or any other mechanism used for the transfer of the same, in accordance with the following table, as per LME grade "A" Settlement quotation:

     Up to US$ 0,60 per lb of copper                                   None
     More than US$ 0,60 to US$ 0,70 per lb of copper                   1,0%
     More than US$ 0,70 to US$ 0,80 per lb of copper                   2,0%
     More than US$ 0,80 to US$ 0,90 per lb of copper                   3,0%
     More than US$ 0,90 to US$ 1,00 per lb of copper                   3,5%
     More than US$ 1,00 to us$ 1,10 per lb of copper                   4,0%
     More than US$ 1,10 to US$ 1,20 per lb of copper                   4,5%
     More than US$ 1,20 per lb of copper                               5,0%

The net sales value shall be determined as a function of the settlements for sale of the production from the Concessions subject matter hereof less deductions for smelting and refining costs, any taxes arising in the country, chargeable to the operation or to local or export sales, currently in force or to be created and actually applied, as well as discounts usually deductible by law and for losses due to impurities, as well as transport expenses from the mine to the port of shipment and from. the Peruvian port of shipment to the point of destination of the products, and any expenses on account of broker's fees and sales commission, insurance expenses from the warehouse in the port of shipment to the warehouse in the port of destination in the case of exports, as well as expenses incurred in sample taking. All of these concepts must be in the range of costs prevailing in the market, duly governed, in addition, by the principle that compensation will be paid atthe time and in the form in which payment is made for the products.

10.2 The compensation indicated in Point 10.1 constitutes an obligation on the Tambo Grande Mining Concessions mentioned in Point 6.2 during the life of the Project. Said obligation must be recorded in the Mining Concessions Register of the Mining Register.

10.3 Compensation shall be paid by EMTG to MINERO PERU in US dollars, over the final sales settlement and within the first five (5) calendar days of the month following the month when the sales were made.

10.4 Failure to comply with timely payments shall accrue interest at the LIBOR rate plus five percent (5%). This due will be charged automatically.

CLAUSE ELEVEN:  SOLUTION OF DISPUTES
-------------

11.1 Any disputes which result or arise from the interpretation, application, validity and execution of the Articles of Incorporation and/or By-laws, and which cannot be solved between the Parties, shall be solved by means of a final and unappealable award, issued by an arbitration court from the National Institute of Mining and Petroleum Law in accordance with the Arbitration Rules of the said Institute, to which rules the parties hereto unconditionally submit.

11.2 The arbitration shall be de jure.

11.3 One party submitting a dispute to arbitration shall suffice for the other party to be automatically bound by the arbitration.

11.4 There shall be three (3) arbitrators and each party shall appoint one, while the third, who shall preside over the arbitration court, shall be appointed by the two arbitrators chosen by the Parties. In the event that thirty (30) days have elapsed since the appointment of the arbitrators by the Parties, and the third arbitrator has not been appointed, either of the two Parties may request the National Institute of Mining and Petroleum Law to appoint the third arbitrator within ten (10) days following the date when it learns of such request.

11.5 The arbitrators shall apply the internal substantive laws of the Republic of Peru. The arbitration shall take place in the City of Lima, Peru.

11.6 The Parties hereby agree that under no circumstances may the arbitrators interrupt the execution of this Agreement nor compliance with the obligations contained hereunder, while the arbitration procedure is in process, except for those obligations submitted to arbitration or which may be affected by the arbitration procedure.

11.7 The Parties hereby agree and declare that the arbitration award is final, binding and immediately enforceable. Thus, they hereby waive all rights of appeal, appeal for reversal and any other objection to the arbitration award.

11.8 The maximum term for the arbitration process shall be one hundred and twenty (120) business days, counted as from the date of installation of the arbitration court or similar act. Due to any justifiable reasons, the arbitration court may extend the term.

CLAUSE TWELVE:  INTERPRETATION
-------------

12.1 In case of conflict the Articles of Incorporation shall prevail over the By-laws.

12.2 By mutual agreement, the Parties may amend the Contract due to reasonable causes; in such case, amendments must be approved by the Board of Directors or equivalent body of each of the Parties, and no legal provision or government authorization confirming or approving the said amendments will be required.

CLAUSE THIRTEEN: BY-LAWS
---------------

The Company shall be ruled by the following By-laws.

                                     BY-LAWS
                                     -------

                                    TITLE ONE

                 NAME, PURPOSE, REGISTERED OFFICE AND EXISTENCE

ARTICLE 1: NAME OF THE CORPORATION

The name of the corporation is Empresa Minera Tambo Grande S.A., but it may also use the abbreviation EMTG S.A.

ARTICLE 2: CORPORATE PURPOSE

The purpose of the corporation is to carry out mining activities in accordance with Article VI of the Preliminary Title, Single Uniform Text of the General Mining Law, approved by Supreme Decree 014-92-EM. The mining activities shall be carried out in the Mining Concessions which comprise the Tambo Grande Mining Project.

ARTICLE 3: REGISTERED OFFICE OF THE CORPORATION

The registered office of the corporation is in the City of Lima. The corporation may establish branches, agencies or offices in any other place within the Republic of Peru.

ARTICLE 4: EXISTENCE OF THE CORPORATION

The corporation is organized on a perpetual basis and shall begin its operations after being registered in the Book of Contractual Corporations and Other Bodies Corporate of the Regional Registry Office in and for Lima of the Public Registry of Mines. Notwithstanding the foregoing, those acts performed previously on behalf of the corporation shall be subject to its registration and must be ratified by the Board of Directors within three (3) months following commencement of its operations.

                                    TITLE TWO

                            CAPITAL STOCK AND SHARES

ARTICLE 5: CAPITAL STOCK

The capital stock of the corporation adds up to S/. _________________ (_________________ Million Nuevos Soles), represented by ________ Class A shares and ________ Class B shares, with a face value of S/.1.00 each, fully subscribed and paid-up. The capital stock, class, title ownership and stockholding percentage have been duly established in the Articles of Incorporation.

ARTICLE 6: RIGHTS OF SHARES

Without prejudice to the rights and obligations contemplated in the Articles of Incorporation for Class A and B shares, any and all shares entitled to vote confer upon their legitimate holders the status of shareholders and at least the following rights:

(a) To participate in the profit sharing and the net worth resulting from the liquidation;

(b)  To intervene and vote in the Shareholders' Meetings;

(c) To control, in the form established by Law and these By-laws, the corporate management;

(d)  To participate in the election of the Board of Directors;

(e) To leave the corporation in the cases and in the manner provided for by Law.

Except for the special rights inherent in the Class B shares as indicated in the Articles of Incorporation and these By-laws, all shares establish the same rights and obligations for their holders. Any and all shares of the same class shall enjoy the same rights and assume the same obligations.

ARTICLE 7: OWNERSHIP OF SHARES

The corporation considers holder of a share the person appearing as such in the Share Register. In case of litigation with respect to the ownership of a share, the exercise of the shareholder's rights by the person registered as holder thereof in the corporation shall be accepted, except for a court order on the contrary.

ARTICLE 8: SHARE REGISTER

The corporation shall keep a Share Register to enter the creation, issue, transfer, split-off, split-up or split of shares, creation of rights and liens thereon, share transfer restrictions and shareholders' agreements or agreements with third parties regarding the shares or aimed at the exercise of rights inherent therein.

ARTICLE 9: CONTENTS OF SHARE CERTIFICATES

Share certificates shall contain the following information:

(a) The name of the corporation, its registered office, its existence, the date of the public deed of its articles of incorporation and the name of the Notary Public executing the same, as well as details of the registration of the corporation with the corresponding Registry;

(b)  The capital stock amount and the face value of each share;

(c)  The class of shares represented by the certificate;

(d) The number of shares represented by the certificate and the rights and obligations inherent in the shares;

(e) The amount partially paid-up for each share, or the indication that the share has been fully paid-up;

(f)  Any lien or charge imposed upon the share;

(g)  Any transfer restriction on the shares represented by the certificate;  and
     h) Date of issue and number of certificate.

Each Share  Certificate  shall be  countersigned by two (02) Directors or by one
(O1) Director and the General Manager.

ARTICLE 10: INTERIM SHARE CERTIFICATES

No share certificates or shares may be issued before the corporation or the corresponding capital stock increase is duly registered with the pertinent Registry. However, if the share meets the legal subscription and payment requirements, interim certificates may be issued, expressly indicating that the registration of the corporation or of the corresponding capital stock increase is pending.

                                   TITLE THREE

                            BODIES OF THE CORPORATION

                             Shareholders' Meetings

ARTICLE 11: GENERAL PROVISION

The Shareholders' Meeting is the highest-ranking authority in the corporation. When duly called and if the required quorum is present and pursuant to the Articles of Incorporation and these By-laws, the Shareholders' Meeting resolves any and all matters within its competence. Any and all shareholders, even dissenters and those not attending the Shareholders' Meeting, shall be subject to the resolutions adopted thereby, without prejudice to the rights of challenge and removal granted by Law to shareholders. It is presumed that each shareholder is fully aware, due to his capacity as such, of the provisions contained in the Articles of Incorporation and these Corporate By-laws.

ARTICLE 12: VENUE OF THE SHAREHOLDERS' MEETING

The Shareholders' Meetings shall take place in the corporation's registered office or in any other place within the country or abroad.

ARTICLE 13: CALL TO THE SHAREHOLDERS' MEETING

The Shareholders' Meeting shall be called by the Board of Directors when provided for by Law or these By-laws, or when the Board of Directors deems it convenient for the corporate interest or when requested by shareholders representing at least ten percent (10%) of the subscribed shares entitled to vote.

ARTICLE 14: CALL TO A SHAREHOLDERS' MEETING AT THE REQUEST OF THE SHAREHOLDERS

Whenever one or more shareholders representing at least ten percent (10%) of the subscribed shares entitled to vote request, by means of a notarial letter, that a Shareholders' Meeting be held, the Board of Directors must publish the corresponding notice within fifteen (15) days following receipt of the said request, which must indicate the matters to be dealt with as proposed by the said shareholders.

The Shareholders' Meeting shall be held within fifteen (15) days following the date of publication of the pertinent notice.

ARTICLE 15: ANNUAL REGULAR SHAREHOLDERS' MEETING

The Shareholders' Meeting shall be compulsorily held at least once a year within three (3) months following the end of each fiscal year in order to:

(a) Issue an opinion on the corporate management and the economic results of the previous fiscal year, as contained in the corresponding financial statements;

(b)  Decide on the profit sharing, if any;

(c)  Elect the Board of Directors' members and fix their compensations;

(d)  Decide on all other matters contained in the notice;

(e) Designate the independent auditors to be in charge of reviewing the financial statements.

ARTICLE 16: OTHER DUTIES OF THE SHAREHOLDERS' MEETING

In addition, the Shareholders' Meeting shall also deal with the following matters:

(a) Remove the Board of Directors' members and elect the persons who will replace them;

(b)  Amend the Corporate By-laws;

(c) Increase or reduce the capital stock. The Shareholders' Meeting may delegate to the Board of Directors the faculty to agree on capital increases within the parameters established in Article 206 of the General Corporations' Act;

(d)  Issue bonds;

(e) Agree on the disposal in one single act, of assets with a book value in excess of fifty percent (50%) of the capital stock;

(f)  Order special inquiries and audits;

(g)  Agree  on  the  transformation,   merger,   break-up,   reorganization  and
     dissolution of the corporation, and decide on its liquidation;

(h) Decide on the matters with respect to which the Law, the Articles of Incorporation and these By-laws order its intervention and on any other matter which is in the corporate interest.

ARTICLE 17: REQUIREMENTS TO CALL A MEETING

Notices for all Shareholders' Meetings must be published in the Official Gazette El Peruano and in another daily of wide circulation in Lima. In the case of the Annual Regular Shareholders' Meeting, the notice must be published at least ten
(10) calendar days in advance of the date fixed therefor. In all other cases, it must be published at least three (3) days in advance, unless otherwise provided for by Law.

The notice indicates the venue, date and time of the Shareholders' Meeting as well as the matters to be dealt with therein. Likewise, it may indicate the place, date and time that it will be held on second and third call, if this is the case.

The Shareholders' Meeting may only deal with the matters indicated in the notice, except for~the cases permitted by Law.

ARTICLE 18: SECOND CALL

If a duly called Shareholders' Meeting is not held upon the first call and the date for a second call has not been indicated in the notice, the second call shall be made subject to the same publication requirements as those set forth for the first call, indicating that it is a second call, within ten (10) days following the date of the meeting not held and at least three (3) days in advance of the second meeting.

ARTICLE 19: ATTENDANCE TO THE SHAREHOLDERS' MEETING

The holders of shares entitled to vote and registered in their name in the Share Register up to two (2) days prior to the Shareholders' Meeting can attend the same and exercise their rights therein.

If the Directors and the General Manager are not shareholders, they may attend the Shareholders' Meeting, with the right to speak but not to vote.

The Shareholders' Meeting or the Board of Directors may authorize the attendance of officers, professionals and technicians working for the corporation or for other persons interested in the good running of the corporate matters, with the right to speak but not to vote.

ARTICLE 20: REPRESENTATION IN THE SHAREHOLDERS' MEETINGS

Any and all shareholders entitled to participate in the Shareholders' Meetings may be represented therein by another person.

The said representation must be evidenced in writing and shall be special for each Shareholders' Meeting, except in the case of powers of attorney granted by means of a public deed. Special powers of attorney for each Shareholders' Meeting may be sent by fax.

Powers of attorney must be registered with the corporation at least  twenty-four
(24) hours before the date fixed for the Shareholders' Meeting.

The representation in the Shareholders' Meeting may be revoked. The personal attendance of the represented shareholder to the Shareholders' Meeting shall imply the revocation of the special power of attorney granted or the suspension for such meeting of the power of attorney conferred by means of a public deed. The provisions contained in this paragraph shall not apply to irrevocable powers of attorney or express agreements set forth by the By-laws or to other cases permitted by Law.

ARTICLE 21: QUORUM

The quorum is counted and  established  at the  beginning  of the  Shareholders'
Meeting.  Once  the  quorum  has  been  verified,   the  Chairman  declares  the
Shareholders' Meeting open.

Shares belonging to shareholders that have entered the Shareholders' Meeting after it has been opened shall not be counted in order to establish the quorum, but they may be used to exercise the right to vote.

ARTICLE 22: SIMPLE QUORUM

The Shareholders' Meeting shall be considered validly open in the first call when at least fifty percent (50%) of the subscribed shares entitled to vote are represented therein.

The attendance of any number whatsoever of subscribed shares entitled to vote shall be enough in the second call.

ARTICLE 23: QUORUM AND SPECIAL MAJORITIES

In order to adopt any resolution whatsoever in a Shareholders' Meeting that deals with any of the matters mentioned in the Articles of Incorporation, the stipulations contained in the Articles of Incorporation shall apply.

ARTICLE 24: CHAIRMAN AND SECRETARY OF THE SHAREHOLDERS' MEETING

The Shareholders' Meeting shall be presided over by the Chairman of the Board of Directors or, in his absence, by the Vice Chairman or, in absence of the latter, by any person to be designated by the Shareholders' Meeting from the attendants thereto. The General Manager of the corporation shall serve as Secretary. In case of absence or impediment of the latter, the person designated by the Shareholders' Meeting shall serve as Secretary.

ARTICLE 25: SPECIAL SHAREHOLDERS' MEETINGS

In view that there are different classes of shares in the corporation, the resolutions of the Shareholders' Meeting affecting the special rights of any of the said classes must be approved in a separate meeting by the Special Shareholders' Meeting of the affected class.

The Special Shareholders' Meeting shall be governed by the provisions regulating the Shareholders' Meeting, if applicable, and may be called together with the Shareholders' Meeting.

ARTICLE 26: MINUTES OF THE SHAREHOLDERS' MEETINGS

The Shareholders' Meeting as well as the resolutions adopted therein must be recorded in minutes, which shall contain a summary of the meeting and shall be entered in a minutes book or in loose sheets kept according to the legal requirements.

The minutes of each meeting shall state the place, date and time of the meeting; the indication whether the meeting is held upon a first or a second call; the names of the shareholders or shareholders' representatives attending the meeting; the number and class of shares held by them; the names of the persons who served as Chairman and Secretary; the dates and form of the notices; the method and outcome of the voting; the resolutions adopted; and any other information required by Law.

                              Corporate Management
                              --------------------

ARTICLE 27: ADMINISTRATORS

The corporation is managed by the Board of Directors and the General Management.

                               Board of Directors
                               ------------------

ARTICLE 28: THE BOARD OF DIRECTORS

The Board of Directors is composed of five (5) members. In addition, five (5) alternate Directors may be elected to replace the regular ones in case of vacancy, absence or impediment thereof.

ARTICLE 29: NUMBER OF DIRECTORS, DURATION AND ELECTION OF THE BOARD OF DIRECTORS

Directors, both regular and alternate, are elected by the Shareholders' Meeting for a one-year term and may be reelected on an indefinite basis. Directors shall continue holding their positions even if the period for which they were elected has already expired, until a new election is carried out.

ARTICLE 30: PLACE OF MEETINGS

The meetings of the Board of Directors may be held in the registered office or any other place within the country or abroad. They shall be presided over by the Chairman of the Board of Directors and, in his absence, by the alternate Director thereof. In case of absence of both of them, the meeting shall be presided over by the person to be designated by the Board of Directors. The General Manager or any person appointed by the Board of Directors shall serve as Secretary.

ARTICLE 31: CALL AND REPRESENTATIVES

The Board of Directors shall meet when called by the Chairman or requested by any of its members or by the General Manager. The meeting shall be called at least ten (10) days in advance by means of a notice delivered with acknowledgment of receipt or by letter, fax or telex, indicating the matters to be dealt with.

Any Director may submit for the consideration of the Board of Directors the matters deemed convenient for the corporate interest.

In the event that both the regular Director and his alternate are unable to attend the meeting, any other alternate Director may replace them.

ARTICLE 32: QUORUM

The quorum of the Board of Directors shall be composed of three (3) of its members. Each Director shall be entitled to one vote. Resolutions shall be adopted with the favorable vote of at least two (2) Directors.

ARTICLE 33: COMPENSATION OF DIRECTORS

The position of Director shall be remunerated and the corresponding amount shall be fixed by the Shareholders' Meeting. The sharing of profits for the Board of Directors may only be made from the net profits and, if applicable, after taking the legal reserve corresponding to the pertinent fiscal year.

ARTICLE 34: RESOLUTIONS

Resolutions to be adopted by the Board of Directors shall be recorded in minutes kept in a book authenticated pursuant to Law. When due to any circumstance whatsoever, the minutes of a meeting may not be recorded in the pertinent book, a special document will be issued for this purpose and shall be then transcribed in the said book.

ARTICLE 35: BOARD OF DIRECTORS' DUTIES

The Board of Directors enjoys the management and legal representation faculties required to administer the corporation in accordance with its corporate purposes, except for the matters assigned to the Shareholders' Meeting whether by Law or these By-laws.

The Board of Directors enjoys the following faculties, among others:

(a)  To elect its Chairman;

(b)  To regulate its own proceedings;

(c) To accept the resignation of its members and call the alternate Directors to fill any vacancies;

(d) To entrust one or more of the Directors with the solution or execution of certain matters, without prejudice to the powers it may grant to any person whatsoever;

(e) To appoint the General Manager and the top-ranking officials, fixing their duties and compensation;

(f) To annually submit before the shareholders the annual report, the financial statements and the profit sharing proposal, if any;

(g) To decide on the filing, continuation, abandonment or settlement of judicial and/or administrative proceedings and the submission of disputes to arbitration;

(h) To declare dividends when authorized by the Shareholders' Meeting to distribute them; and i) To enter into any and all kind of contracts and commitments and take decisions on any and all kind of businesses, except for those corresponding to the Shareholders' Meeting.

                                   Management
                                   ----------

ARTICLE 36: APPOINTMENT

The corporation shall have a General Manager appointed by the Board of Directors. The General Manager shall hold such position for an indefinite period and may be removed by the Board of Directors at any moment, without indicating the reason therefor.

ARTICLE 37: DUTIES

The General Manager shall have the following duties:

(a) To perform and execute any usual acts and contracts related to the corporate purpose;

(b) To represent the corporation, enjoying the general and special powers set forth in the Civil Procedural Code;

(c) To attend the Board of Directors' meetings with the right to speak but not to vote, except in the case of private meetings;

(d) To attend the Shareholders' Meetings with the right to speak but not to vote, unless otherwise decided by the Shareholders' Meeting;

(e) To designate and remove the officers and employees and suspend them from their duties, informing thereof to the Board of Directors;

(f) To submit the general expenses budget before the Board of Directors for its approval;

(g) To supervise the administration, being responsible for controlling the employees' work and the various corporate activities;

(h) To issue certificates and authentications regarding the contents of the corporate books and records;

(i) To serve as Secretary in the Shareholders' Meetings and the Board of Directors' meetings;

(j) To open current accounts and draw checks against the corporation's funds kept on said accounts, under the signature system approved by the Board of Directors;

(k) To endorse the checks drawn to the order of the corporation to be deposited in the checking accounts kept thereby with banks;

(l)  All  other   faculties   agreed  to  be  granted  to  him  whether  by  the
     Shareholders' Meeting or the Board of Directors.

                                    TITLE IV

                            AMENDMENT TO THE BY-LAWS;
                      CAPITAL STOCK INCREASE AND REDUCTION

ARTICLE 38: AMENDMENTS TO THE BY-LAWS

The following is required to amend these By-laws:

(a) The notice for the Shareholders' Meeting shall clearly and accurately indicate the matters which amendment shall be proposed to the Shareholders' Meeting; and

(b) The corresponding resolution shall be adopted with the presence of the required quorum and the majority vote established by Law.

ARTICLE 39: INCREASE THROUGH NEW CONTRIBUTIONS

A capital increase through new contributions or through capitalization of credits against the corporation requires that all subscribed shares have been fully paid-up.

ARTICLE 40: INCREASE OR REDUCTION ORDERED BY LAW

In case the law requires that the capital stock amount be amended, the said amount and the face value of the shares shall be considered amended by Law when the Shareholders' Meeting approve the financial statements reflecting said amendment to the capital stock amount, without changing each shareholder's interest. The certified copy of the corresponding minutes is enough to register such amendment.


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                                                                              11


ARTICLE 41: PREEMPTIVE RIGHT FOR SUBSCRIPTION

In the case of capital increases due to new contributions, shareholders shall enjoy a preemptive right for the subscription, on a prorata basis with respect to the shares held by them, of the new shares which creation has been authorized. By virtue of a resolution adopted by the Shareholders' Meeting, this right may be evidenced in an instrument called preemptive subscription certificate, which may be freely transferred among shareholders and acquired by them in proportion to the shares held by them. In case no shareholder is interested in the subscription of the new shares or all of them are not subscribed, they may be transferred to third parties.

ARTICLE 42: CAPITAL REDUCTION

The capital reduction resolution must contain the amount by which the capital is reduced, the manner in which the said reduction is carried out, the funds against which it is made and the procedure whereby it is performed. The reduction must affect all shareholders on a prorata basis with respect to their interest in the capital stock, without modifying their stockholding percentage. The said resolution must be published three (3) times every five (5) days.

ARTICLE 43: REDUCTION DUE TO REFUND OF CONTRIBUTIONS

In case the capital reduction implies a contribution refund or the exemption from any liability dividends or any other amount owed for contributions, the said reduction may only be carried out once thirty (30) days have elapsed from the last publication of the notice described in article 43 above and provided no third party opposes the reduction.

ARTICLE 44: REDUCTION DUE TO LOSSES

A capital reduction is compulsory when as a result of losses, the capital is decreased by more than fifty percent (500), and those losses are not overcome after one fiscal year, unless the corporation has legal reserves or freely disposable reserves, new contributions are made, or the shareholders assume the said losses by an amount offsetting the same.

                                     TITLE V

                     FINANCIAL STATEMENTS AND PROFIT SHARING

ARTICLE 45: Within a maximum term of ninety (90) calendar days following the closing date of each fiscal year, the Board of Directors must prepare the annual report, the financial statements and the profit sharing proposal, if any, to submit them before the Shareholders' Meeting for their approval.

ARTICLE 46: The financial statements shall be prepared and submitted in accordance with the applicable legal provisions and pursuant to accounting principles generally accepted in Peru, consistently and appropriately applied, in order to supply all information required to meet the Peruvian accounting and tax laws. The corporation shall provide their shareholders with any additional financial information reasonably requested by them, delivering them free copies of the documents indicated by Law.


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                                                                              12


The financial statements of the corresponding fiscal year shall be subject to an independent audit to be performed by certified public accountants, acting as agents in Peru of internationally renowned auditing firms.

ARTICLE 47: Dividends may only be paid against profits actually obtained or freely disposable reserves in the form, manner and time determined by the Shareholders' Meeting, which may delegate to the Board of Directors the faculty to resolve the allocation of interim dividends, subject to the provisions contained in the General Corporations' Act and the Policy for the Allocation of Dividends approved by the Shareholders' Meeting.

                                    TITLE VI

           DISSOLUTION, LIQUIDATION AND TERMINATION OF THE CORPORATION

ARTICLE 48: The corporation shall be dissolved due to the causes provided for by Law or when resolved by a Shareholders' Meeting specially called to such effect.

ARTICLE 49: The corporation so dissolved shall maintain its legal status while the liquidation is carried out. The Shareholders' Meeting shall designate the liquidators and the alternates thereof and establish their attributions.

ARTICLE 50: Once the corporate assets have been distributed, the termination of the corporation shall be entered in the pertinent Registry.

Kindly add, Mr. Notary, all other clauses required by Law and forward the pertinent notices to the Mining Registry of Lima, to file the reservation of registration priority in the name of the corporation and of this Incorporation Agreement.

Lima, May 17, 1999

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RM/MANHAT027